Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS SECOND QUARTER RESULTS

Fort Lee, New Jersey, August 15, 2005 - Refac (AMEX: REF) today reported that it had a net loss for the second quarter of 2005 of $614,000 or ($0.09) per share. During the comparable period in 2004, the Company had a net loss of $39,000, or ($0.01) per share, on a diluted basis.

Revenues for the three months ended June 30, 2005 were $189,000 as compared to $491,000 for the same period in 2004. The revenue decline of $302,000 in the second quarter of 2005 was due to decreases in income from the Company’s contract with Patlex Corporation (“Patlex”) and related party consulting income of $287,000 and $14,000, respectively. Expenses for the three months ended June 30, 2005 were $1,175,000 as compared to $662,000 for the same period in 2004. The $513,000 increase in expenses in the second quarter of 2005 over the comparable period of 2004 was primarily due to costs incurred in connection with the possible acquisition of two affiliated companies totaling $469,000.

For the six months ended June 30, 2005, the Company reported net income of $268,000 or $0.04 per share, on a diluted basis, attributable entirely to its continuing operations. During the same period in 2004, the Company had a net loss of $208,000, or ($0.03) per share, on a diluted basis, which consisted of a net loss from continuing operations of $213,000, or ($0.03) per share, and a gain, net of tax, from discontinued operations of $5,000, or less than $0.01 per share.

       Revenues from continuing operations for the six months ended June 30, 2005 were $2,028,000 as compared to $894,000 for the same period in 2004. The revenue increase of $1,134,000 was attributable to non-recurring licensing-related income of $1,500,000 arising from the settlement of a litigation, offset by declines in income relating to the Company’s agreement with Patlex and related party consulting of $330,000 and $35,000, respectively. Expenses from continuing operations for the six months ended June 30, 2005 were $1,791,000 as compared to $1,412,000 for the same period in 2004. The $379,000 increase in expenses in the first half of 2005 as compared to the same period in 2004 was principally attributable to costs incurred in connection with the possible acquisition of two affiliated companies totaling $469,000.

Refac Operating Results
(UNAUDITED)

	Three Months Ended June 30,
	2005	2004
Total revenues	$189,000	$491,000
Net loss	$(614,000)	$(39,000)
Net loss per diluted share	$(0.09)	$(0.01)
Number of diluted shares	6,995,547	6,993,393

	Six Months Ended June 30,
	2005	2004
Total revenues	$2,028,000	$894,000
Net income (loss) from continuing operations	$268,000	$(213,000)
Income from discontinued operations, net of taxes	$-	$5,000
Net income (loss)	$268,000	$(208,000)
Diluted income (loss) per share from continuing operations	$0.04	$(0.03)
Income per diluted share from discontinued operations	-	-
Net income (loss) per diluted share	$0.04	$(0.03)
Number of diluted shares	7,070,568	6,990,811

* * * *